EXHIBIT 99.1

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD. ANNOUNCES NEW PROPRIETARY TREATMENT PROTOCOL THAT SIGNIFICANTLY INCREASES PRODUCTION IN OIL WELLS

Initial Testing Shows Significant Increase in Production for Stripper Wells While Reducing Hydrogen Sulfide, Iron Sulfide Scales and Bacterial Deposits

LITTLE RIVER, S.C., February 2, 2016 – Integrated Environmental Technologies, Ltd. (OTCQB: IEVM) today announced that it has developed a new proprietary well treatment protocol that increases oil production and substantially reduces hydrogen sulfide (HsS), iron sulfide scales (FeS), bacteria and bacterial deposits present in oil wells. The protocol consists of a dual treatment regimen that utilizes the Company’s proprietary Excelyte® and Catholyte Zero™ solutions. Initial tests were performed in the West Texas Region of the Permian Basin on five stripper wells, which are typically defined as oil wells producing ten barrels of oil per day or less. The results showed that this new proprietary dual treatment substantially reduced hydrogen sulfide and bacteria and their deposits present in the five wells and increased the production volumes of the wells by approximately 75% after one month of treatment. The Company believes that this new dual treatment provides operators of stripper wells with an important tool to substantially increase production and profitability of these wells. The additional revenue that a producer can generate from its wells following our dual treatment protocol is of particular importance in this current low oil price environment where operators are forced to consider shutting in their wells due to economic considerations. The Company believes that there are over 400,000 stripper wells in the United States that could benefit from the dual treatment with approximately 140,000 of these wells in Texas alone. In addition, the Company believes that its novel dual treatment regimen can be adapted to treat and clean oil and gas pipelines more safely than other chemical treatments. The Company is in the process of pursuing patent protection on its new dual treatment protocol.

David R. LaVance, the Company’s President and Chief Executive Officer, commented, “I am extremely pleased by the results of our proprietary dual treatment protocol on stripper wells. The current price of oil has hit operators of these wells hard. I believe that our new treatment protocol of Excelyte® and Catholyte Zero™ provides operators with a powerful one-two punch that can help these producers address current economic conditions by significantly increasing well productivity and efficiency. The number of stripper wells in Texas alone provides us with a tremendous market opportunity. Going forward, we will continue to refine this new protocol and will expand testing to wells producing higher volumes of oil.”

Hydrogen sulfide is a toxic and corrosive chemical that frequently appears in oil and gas production. Excelyte® acts as a biocide and as a hydrogen sulfide eliminator/scavenger that kills sulfate-reducing bacteria, which are known to produce hydrogen sulfide. The Company’s current down-hole well maintenance treatments consist of regularly scheduled Excelyte® treatments on oil production wells that contain bacteria which can corrode well equipment and well linings; contain bacteria that can sour the oil produced; and/or test positive for hydrogen sulfide. Excelyte® well maintenance treatments are attractive to oil and gas producers because Excelyte® is both an effective biocide and a hydrogen sulfide scavenger that has been shown to reduce well maintenance costs and improve safety.

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About Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd. is a publicly-traded company that operates through its wholly-owned operating subsidiary, I.E.T., Inc. All of the Company’s products and services are marketed and sold under the umbrella brand name, EcoTreatments™. The Company markets and sells its anolyte disinfecting solution under the Excelyte® brand name, which is produced by the Company’s proprietary EcaFlo® equipment that utilizes an electrolytic process known as electrochemical activation to reliably produce environmentally responsible solutions for cleaning, sanitizing and disinfecting. Excelyte® solutions are EPA-registered, hard-surface disinfectants and sanitizers approved for hospital-level use and are also approved for use as a biocide in oil and gas drilling. The products can be used anywhere there is a need to control bacteria and viruses. The Company’s EcaFlo® equipment also produces a cleaning solution that the Company markets under the Catholyte Zero™ brand name. Catholyte Zero™ solutions are environmentally friendly cleansers and degreasers for oil and gas, janitorial, sanitation and food processing uses. To learn more, visit www.ecotreatments.com.

Forward-Looking Statements

Statements about the company’s future expectations and all other statements in this press release other than historical facts are forward-looking statements. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which the Company may participate; competition within the Company’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by the Company to successfully develop or acquire products and form new business relationships. Since these statements involve risks and uncertainties and are subject to change at any time, the Company’s actual results could differ materially from expected results.

Contact:

Integrated Environmental Technologies, Ltd.

Thomas S. Gifford

732-820-1415

tgifford@ietltd.net

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